Exhibit 10.5

JOHNSONDIVERSEY, INC.

SEVERANCE PAY PLAN

and

SUMMARY PLAN DESCRIPTION

Effective as of January 1, 2008

JOHNSONDIVERSEY, INC.

SEVERANCE PAY PLAN

and

SUMMARY PLAN DESCRIPTION

FINAL 12/15/2010

JOHNSONDIVERSEY, INC.

SEVERANCE PAY PLAN

and

SUMMARY PLAN DESCRIPTION

ARTICLE 1

Purpose

JohnsonDiversey, Inc. (the “Company”) hereby adopts the JohnsonDiversey, Inc. Severance Pay Plan (the “Plan”), effective as of January 1, 2008 (the “Effective Date”). The Plan is a welfare benefit plan and is intended to meet all applicable requirements of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) and regulations thereunder as in effect from time to time. The Plan is established to provide financial assistance to Eligible Employees whose Employment is terminated due to Involuntary Terminations of Employment occurring on or after the Effective Date.

The Company intends that the Plan is a separation pay plan, as that term is defined by Internal Revenue Code (“Code”) section 409A, and thereby is exempt from complying with the requirements of Code section 409A. Because the Plan is a separation pay plan, the Severance Benefits provided under the Plan shall not exceed two times the lesser of (a) the sum of the Participant’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Plan Year preceding the Plan Year in which a Participant’s Separation Date occurs or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the Plan Year in which the Participant’s Separation Date occurs. Severance Benefits that exceed the limit described above shall be forfeited.

The Plan shall not affect or modify any severance pay programs adopted by the Company prior to the Effective Date as applied to employees of the Company who are not Eligible Employees of this Plan. This Plan, however, shall supersede any severance pay programs or arrangements to the extent the programs or arrangements cover Eligible Employees and were adopted by the Company on or before the Effective Date.

The Plan Administrator has sole and complete discretion to determine eligibility for, and benefits to be received pursuant to, the Plan. In exercising its discretion, the Plan Administrator shall not be obligated to apply the provisions of the Plan in a consistent manner or to treat similarly-situated individuals in the same manner. Instead, the Plan Administrator shall have discretion to award benefits from the Plan on a case-by-case basis.

Set forth in Articles 3 and 4 of the Plan are guidelines which the Plan Administrator will generally follow in determining whether to award

Severance Benefits and, if so, the duration and amount of Severance Benefits. These Plan provisions are merely guidelines and do not create contractual commitments. An obligation of the Plan to provide Severance Benefits to an Eligible Employee arises only when a written offer of Severance Benefits has been communicated by the Plan Administrator to an Eligible Employee. In order to receive benefits from the Plan, Eligible Employees shall be required to first execute and return to the Plan Administrator a general written release substantially in the form attached to the Plan as Exhibit A.

This document describes the Plan’s Severance Benefits and constitutes both the Plan document and Summary Plan Description, within the meaning of ERISA.

ARTICLE 2

Definitions

2.1 Affiliate. All members of any controlled group, within the meaning of Internal Revenue Code sections 414(b) and (c), which includes the Company.

2.2 Company. JohnsonDiversey, Inc. and any successor that adopts the Plan and any Affiliate which, with the consent of the Board of Directors of the Company, adopts the Plan for the benefit of its employees. The board of directors of JohnsonDiversey, Inc., or such board members or other employees authorized by the board of directors from time to time, may act on behalf of the Company for purposes of this Plan.

2.3 Compensation. Base salary from the Company, including employee deferrals to 401(k) and 125 plans sponsored by the Company, plus any employee deferrals from base salary only to a nonqualified deferred compensation plan sponsored by the Company, converted to a weekly equivalent as of each Employees’ Separation Date.

2.4 Eligible Employee. Any individual designated by the Company as a common law employee who is paid on a U.S. payroll. Eligible Employees do not include employees designated by the Company as leased employees, fully commissioned employees, employees covered under a collective bargaining agreement, independent contractors, student co-op or intern employees and casual employees.

2.5 Employment. An Eligible Employee’s employment with the Company beginning on the Eligible Employee’s original date of hire and ending on the date the Eligible Employee severs from service for any reason.

2.6 Involuntary Termination of Employment. The termination of Employment at the discretion of the Company of an Eligible Employee if:

(a) The Eligible Employee’s position is eliminated as result of the discontinuance, termination, or phase-out of business operations involving the Eligible Employee’s position, as determined solely by the Company, or if the Eligible Employee’s Employment is terminated by the Company, for any reason other than Cause;

(b) The Eligible Employee is not extended a Qualifying Offer of Employment; and

(c) The Eligible Employee does not accept Employment in any other position with the Company or its Affiliates prior to the Eligible Employee’s Separation Date.

2.7 Participant. An Eligible Employee participating in the Plan pursuant to Article 3.

2.8 Plan. The JohnsonDiversey, Inc. Severance Pay Plan, as stated herein and as may be amended from time to time, which is incorporated and made a part of the Welfare Benefit Plan for Employees of JohnsonDiversey, Inc.

2.9 Plan Administrator. The Company, which shall control and manage the operation and administrative of the Plan as the named fiduciary.

2.10 Plan Year. The period beginning on the Effective Date and ending on December 31, 2008 and each successive 12-month period ending on December 31.

2.11 Qualifying Offer of Employment. An offer of Employment prior to the Eligible Employee’s Separation Date, or an offer of reemployment after the Separation Date but during the Eligible Employee’s Severance Pay Period, with the Company or its Affiliates, that, when compared to the Eligible Employee’s job position as of his or her Separation Date:

(a) is within one Tier (as determined by the Company) of the Eligible Employee’s Tier, or is not more than a 20% reduction in base pay; and

(b) is within 50 miles of the Eligible Employee’s principal workplace immediately prior to the offer.

In the event an Eligible Employee becomes entitled to Severance Benefits due to a sale or other disposition of stock or assets of the business of the Company related to the employee’s job as of the employee’s Separation Date, eligibility for Severance Benefits shall be determined pursuant to the terms of the stock or asset purchase agreement. If the Eligible Employee is offered a position with the buyer of the stock or assets that would generally constitute a Qualifying Offer of Employment except that employment is with the buyer, the employee shall not be eligible for Severance Benefits, unless required by the stock or asset purchase agreement.

2.12 Separation Date. An Eligible Employee’s last day of active Employment (i.e., the last day the Eligible Employee works for the Company) due to an Involuntary Termination of Employment which entitles the Participant to benefits from the Plan.

2.13 Severance Benefits. Benefits paid to a Participant pursuant to Article 4.

2.14 Severance Pay Period. The period of time during which a Participant is entitled to receive the Severance Benefits described in Section 4.1.

2.15 Tier. Each Eligible Employee’s position of Employment as classified by tier, according to the Company’s guidelines in effect as of the Eligible Employee’s Separation Date.

2.16 Termination of Employment for Cause. Termination of Employment, as determined solely in the discretion of the Company. The following list is representative of the types of actions or conduct that the Company may consider as constituting “cause” and is not intended to be exhaustive or comprehensive.

(a) Fraud, embezzlement, alteration or falsification of records or other acts of dishonesty, breach of trust or insubordination against the Company or any of its Affiliates;

(b) Gross negligence of, or gross or deliberate failure to perform, substantial job duties or chronic substandard performance;

(c) Commission of a felony crime;

(d) Demonstrated substance abuse;

(e) Conduct, actions or performance that violates or conflicts with the Company’s or any Affiliate’s Employee Conduct Policy, Conflict of Interest and Outside Employment Policy, Confidential Nature of Work Policy, Anti-Harassment or Equal Employment Opportunities Policies, or any other Company policy or rule prescribing conduct or ethics;

(f) Bodily injury or threat of bodily injury to another person;

(g) Time card or sign-in book violations;

(h) Undue and unauthorized absence from duty during regularly scheduled work hours;

(i) Larceny or unauthorized possession of, or the use of, property belonging to any co-worker, visitor, or customer of the Company or any Affiliate;

(j) Possession of dangerous weapons on Company or Affiliate premises (including Company or Affiliate provided vehicles) or while conducting Company or Affiliate business, including, but not limited to, firearms, explosives, or unauthorized knives;

(k) Unauthorized possession, use or copying of any records that are the property of the Company or an Affiliate;

(l) Unauthorized posting or removal of notices from Company or Affiliate bulletin boards;

(m) Excessive absenteeism or lateness;

(n) Marring, defacing or other willful destruction of any supplies, equipment or property of the Company or an Affiliate;

(o) Failure to call or directly contact the appropriate supervisor when late or absent from work;

(p) Fighting or serious breach of acceptable behavior;

(q) Possession of an illegal drug, alcohol, or a prescription drug without a prescription, or their introduction for use by others on Company or Affiliate premises or while conducting business. This includes any such substances in employee cars during working hours or while on Company or Affiliate premises. The only exception is during Company or Affiliate sponsored events on site for any alcohol consumption;

(r) Theft of Company or Affiliate property or the property of others doing business with the Company or an Affiliate;

(s) Gambling, conducting games of chance or possession of such devices on the premises or during work hours;

(t) Leaving the work premises without authorization during work hours;

(u) Serious violation of Company or Affiliate safety rules that has the potential to endanger the employee or other co-workers on the site; and

(v) Sleeping on duty.

2.17 Year of Service. A Participant’s aggregate period of Employment divided into whole years, except that:

(a) Any remaining partial period of Employment of at least six months shall be rounded up to be considered as a full Year of Service;

(b) Any absence of Employment for a period of 12 or more successive months shall be excluded; and

(c) The Years of Service of any Participant who has become eligible for Severance Benefits pursuant to Article 3 and is subsequently rehired by the Company, shall be canceled in an amount determined by the Company as appropriate to avoid the duplication of the payment of Severance Benefits related to the period of Employment prior to rehire for which Severance Benefits were earlier paid.

ARTICLE 3

Eligibility for Benefits Guidelines

3.1 Participation Requirements. An Eligible Employee shall become a Participant as of the date the Company, in its discretion, determines that the Eligible Employee is entitled to Severance Benefits.

3.2 Eligibility for Severance Benefits. Under these guidelines, a Participant shall be eligible for Severance Benefits, as determined pursuant to Article 4, if the Participant incurs an Involuntary Termination of Employment.

3.3 Ineligibility for Benefits. Under these guidelines, an Eligible Employee shall not be eligible to receive Severance Benefits pursuant to Article 4 in the event of any of the following:

(a) The Eligible Employee’s termination of Employment prior to the Employee’s Separation Date for any reason, including, but not limited to, resignations and retirements;

(b) The Eligible Employee’s Termination of Employment for Cause;

(c) The Eligible Employee’s acceptance of any offer to continue to be employed in any position with the Company or its Affiliates;

(d) The Eligible Employee’s loss of status as an employee eligible for Severance Benefits under the Plan prior to his or her Separation Date;

(e) The Eligible Employee’s death prior to his or her Separation Date;

(f) The amendment or termination of the Plan with respect to the Eligible Employee; or

(g) The Eligible Employee’s rejection of a Qualifying Offer of Employment.

ARTICLE 4

Severance Benefits Guidelines

4.1 Severance Benefits. The Plan Administrator has complete discretion in determining eligibility for Severance Benefits and the amount of any Severance Benefits. The following are guidelines which the Plan Administrator may follow when awarding Severance Benefits to Participants who satisfy the requirements for Severance Benefits pursuant to Article 3.

(a) Basic Severance Pay Calculation. The Plan Administrator may award Severance Benefits to a Participant based on the Participant’s Years of Service and Compensation as of the Participant’s Separation Date pursuant to the following schedule, and as adjusted by sections 4.1(b) and (c) below for the Participant’s Tier and age, if applicable, and as further subject to the minimum and maximum limits on the Severance Pay Period, as set forth in sections 4.1(d) and (e) below:

Years of Service	Severance Pay Period

0 - 13	2 weeks of Compensation for each Year of Service

14 or more	2.25 weeks of Compensation for each Year of Service

(b) Adjustment to Severance Pay Period for Participants in Tiers 6 and 7. A Participant’s Severance Pay Period determined in (a) above shall be multiplied by an enhancement factor of 1.15 for Participants the Company designates as employed in Tiers 6 and 7 as of the Participant’s Separation Date.

(c) Adjustment of Severance Pay Period for Age. A Participant’s Severance Pay Period determined in (a) above, and as adjusted in (b) above, if applicable, shall be multiplied by the enhancement factor specified below if the Participant is at least age 40 as of the Participant’s Separation Date;

(i) The enhancement factor is 1.10 for a Participant who is least age 40 but who has not yet attained age 50 as of the Participant’s Separation Date; and

(ii) The enhancement factor is 1.25 for a Participant who has attained at least age 50 as of the Participant’s Separation Date.

Notwithstanding the above, the adjustment of a Participant’s Severance Pay Period for age shall not apply to a Participant whose principal place of residence, as of the Participant’s Separation Date, is in New Jersey.

(d) Minimum Severance Pay Period.

(i) A Participant designated as employed on the Participant’s Separation Date in Tiers 6 or greater shall be entitled to a minimum Severance Pay Period of 8 weeks.

(ii) A Participant designated as employed on the Participant’s Separation Date in Tiers 1 through 5 shall be entitled to a minimum Severance Pay Period of 52 weeks.

(e) Maximum Severance Pay Period. Notwithstanding anything herein to the contrary, the maximum Severance Pay Period for any Participant shall be 52 weeks.

(f) Notice Payments. Whenever possible, a Participant shall be given two weeks’ advance notice of the Participant’s Separation Date. If instead, notice of the Separation Date is provided less than two weeks prior to the Separation Date, the Participant shall remain on the Company’s payroll as an active employee at the Participant’s then current salary and shall be deemed to incur a Separation Date for purposes of Severance Benefits on the 14th day following the date notice is provided. Except as set forth in this Plan, Participants shall not be entitled to any other payments in lieu of notice and notice pay.

4.2 Commencement of Severance Benefits. Severance Benefits shall commence as of the payroll period pay date next following the Participant’s Separation Date or, if later, the date the Participant executes a waiver of claims pursuant to section 4.8 and the seven day revocation period relating to the waiver has lapsed. If a Participant is not actively working because he is on a Company authorized leave of absence (other than disability), or a temporary layoff, the Participant’s Separation Date shall be the date the Participant would have experienced an Involuntary Termination of Employment if the Participant had been actively at work. If a Participant is not actively at work due to a Company-approved disability leave, the Participant’s Separation Date shall be the date the Participant is released from disability to return to work, as determined by the Company.

Notwithstanding anything herein to the contrary, the Company, in its sole discretion, may commence payment of Severance Benefits prior to a Participant’s Separation Date, provided that the Company has provided the Participant with a written notice of an Involuntary Termination of Employment, the Participant executes a waiver of claims pursuant to section 4.8 and the seven day revocation period relating to the waiver has lapsed.

4.3 Payment of Severance Benefits. Severance Benefits shall be paid on the same payroll basis as Compensation was paid to the Participant and shall be subject to all applicable deductions and withholdings required by law. Notwithstanding anything herein to the contrary, however, the Company may, in its sole discretion, pay Severance Benefits in a single lump sum to any Participant, or any group of Participants, at any time. Payment of Severance Benefits does not constitute compensation for purposes of any other retirement or welfare benefit plan maintained by the Company.

4.4 Payment of Severance Benefits Upon Death of Participant. If a Participant dies after Severance Benefits become payable under the Plan but prior to the date payment of Severance Benefits is completed, the actuarial equivalent present value of the Severance Benefits remaining to be paid, as determined solely by the Plan Administrator, shall be paid in a single lump sum to the Participant’s legal surviving spouse, or if none, to the Participant’s estate.

4.5 Cessation of Benefits. Payment of Severance Benefits under the Plan shall cease immediately:

(a) Upon discovery by the Company that the Participant, while working as an employee of the Company, engaged in a criminal act or any other activity which would have resulted in a Termination of Employment for Cause and ineligibility under section 3.3 of the Plan;

(b) Upon discovery by the Company that the Participant has violated confidentiality, non-competition, non-solicitation or other covenants to which the Participant may be subject;

(c) If the Company makes a Qualifying Offer of Employment to a Participant who is receiving Severance Benefits and the Participant refuses to accept such offer;

(d) If the Participant accepts any offer of Employment with the Company or an Affiliate, whether or not the offer constitutes a Qualifying Offer of Employment; or

(e) The amendment or termination of the Plan with respect to the Participant.

4.6 Reduction in Benefits Upon Rehire. Severance Benefits payable under the Plan shall cease or not be made available for Participants who are rehired by the Company. The Plan Administrator shall have the absolute discretion to terminate Severance Benefit payments to Participants rehired by the Company.

4.7 Repayment of Benefits. The Company reserves the right to recover Severance Benefits in the event of a violation of a covenant described in section 4.5(b) or upon discovery of acts or omissions of cause pursuant to section 4.5(a).

4.8 Waiver of Claims and Non-Competition Clauses. The Company shall require a Participant to execute a waiver of claims substantially in the form attached hereto as Exhibit A as a condition to receiving benefits. The Company may require a Participant to execute other agreements, such as a non-competition clause.

ARTICLE 5

Plan Administration

5.1 Appointment of Separate Administrator. The Company may appoint a separate Plan Administrator which shall be a committee consisting of at least two persons. Members of the committee may resign by written notice to the Company and the Company may appoint or remove members of the committee. A Plan Administrator consisting of more than one person shall act by a majority of its members at the time in office and may authorize any one or more of its members to execute any document or documents on behalf of the Plan Administrator.

5.2 Application for Benefits. Generally, an obligation of the Plan to provide Severance Benefits to an Eligible Employee arises only when a written offer of Severance Benefits has been communicated by the Plan Administrator to the Eligible Employee. An Eligible Employee not receiving Severance Benefits who believes that he is eligible for such benefits may request in writing that his eligibility be reviewed by the Plan Administrator. The review of such a claim shall be governed by the following rules:

(a) Time Limits on Decision. Unless special circumstances exist, an Eligible Employee who has filed a claim shall be informed of the decision on his claim within 90 days of the date all materials necessary to process the claim are received. Within that 90-day period, the Eligible Employee will receive a notice of the decision or a notice that:

(i) Explains the special circumstances requiring a delay in the decision; and

(ii) Sets a date, no later than 180 days after all the materials necessary to process his claim have been received, by which the Eligible Employee can expect to receive a decision.

(b) Denial. An Eligible Employee can assume that his claim has been denied and can, if he wishes, proceed to appeal the denial if the an Eligible Employee does not receive:

(i) Any notice regarding the claim within the initial 90-day period; or

(ii) A notice of a delayed decision within an additional 90 days.

(c) Content of Denial Notice. If a claim for benefits is partially or wholly denied, the Eligible Employee will receive a notice that:

(i) States the specific reason or reasons for denial;

(ii) Refers to provisions of the Plan documents on which the denial is based;

(iii) Describes and explains the need for any additional material or information that the Eligible Employee must supply in order to make his claim valid; and

(iv) Explains what steps the Eligible Employee must take to ask for a review of his claim denial.

5.3 Review of Denied Claim. The following rules apply when an Eligible Employee’s claim has been denied:

(a) Review of Denied Claim. If an Eligible Employee wants his denied claim to be reconsidered, the Eligible Employee must send a written request for a review of the claim denial to the Plan Administrator no later than 60 days after the date on which he receives written notification of the denial. The Eligible Employee may include a written explanation of the issues and comments regarding those issues with the request for review. The Eligible Employee may review all pertinent Plan documents when preparing his request.

(b) Decision on Review. The Plan Administrator shall review the denied claim according to the terms and conditions of the Plan. The Eligible Employee will receive a written decision on the review of a denied claim within 60 days of the date the Plan Administrator receives the Eligible Employee’s request for review or, if special circumstances require a delay in the decision, the Eligible Employee will receive a notice of the reasons for the delay within the same period. A delayed decision will be issued no later than 90 days after the date the Plan Administrator receives a request for review. The written decision will explain the reasons for the decision and will refer to the provisions of the Plan on which it is based. If, for any reason, the Eligible Employee does not receive a written decision within the time limits described, the Eligible Employee may assume that his claim has been denied on review.

(c) Appeals. In the event a claim for benefits has been denied, no lawsuit or other action against the Plan or Plan Administrator may be filed until the matter has been submitted for review under the review procedure described in this Article 5. Any such lawsuit or other action must be filed within 180 days of a final determination on appeal or the expiration of the time limit for issuing a determination on appeal.

5.4 Determination by Plan Administrator Binding. The Plan Administrator shall have full and complete authority to enforce the Plan in accordance with its terms and shall have all powers necessary to accomplish that purpose, including, but not limited to, the following:

(a) To apply and interpret the Plan in its absolute discretion, including the authority to construe disputed provisions.

(b) To determine all questions arising in its administration, including those related to the eligibility of persons to become Participants and eligibility for Severance Benefits, and the rights of Participants; and its decision shall be final and binding upon all persons except to the extent that such decision may be determined to be arbitrary or capricious by a court having jurisdiction over such matter.

(c) To compute and certify the amount of Severance Benefits payable to Participants.

(d) To authorize all disbursements in accordance with the provisions of the Plan.

(e) To employ and suitably compensate accountants, attorneys and other persons to render advice, and clerical employees, as it deems necessary to the performance of its duties.

(f) To make available to Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant.

(g) To appoint an agent for service of legal process.

ARTICLE 6

Plan Amendment and Termination

6.1 Power to Amend. The Company may at any time, and from time to time, amend this Plan in any manner it deems necessary, including altering, reducing or eliminating benefits to be paid to Eligible Employees who have not yet experienced a Separation Date and benefits to Eligible Employees who have already experienced a Separation Date, in an individual case or more generally, without notice. The provisions of the Plan as in effect at the time of an Eligible Employee’s layoff or termination of Employment shall control as to that Eligible Employee, unless modified by the Company or otherwise specified in the Plan.

6.2 Termination of Plan. The Company shall have the right to terminate, suspend or discontinue this Plan at any time with respect to any or all Participants and Eligible Employees.

6.3 Successor Employer. Any successor to all or any portion of the business of the Company may, with the consent of the Company, continue the Plan. Such successor shall succeed to all the rights, powers and duties of the Company. The Employment of any Eligible Employee of the Company who continues in the employ of the successor shall not be deemed to have been terminated or severed for purposes of this Plan.

ARTICLE 7

Miscellaneous Provisions

7.1 Limitation on Liability. In no event shall the Company, the Plan Administrator or any Participant, Eligible Employee, officer or director of the Company incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan.

7.2 Construction. Except to the extent preempted by ERISA, the laws of the State of Wisconsin shall govern the construction and application of the Plan. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. If any provisions of the ERISA or other applicable law render any provision of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

7.3 Contract of Employment. Nothing contained in this Plan shall be construed to constitute a contract of Employment between the Company and any employee.

7.4 Source of Benefits. The Plan is intended to be an unfunded severance pay plan under ERISA. All benefits payable pursuant to the Plan shall be paid or provided by the Company from its general assets.

ARTICLE 8

Statement of ERISA Rights and Plan Information

8.1 ERISA Rights. Plan Participants are entitled to certain rights and protections pursuant to ERISA. The Company intends to operate the Plan fairly and to comply fully with ERISA. ERISA provides that all Plan participants shall be entitled to:

(a) Receive Information about the Plan and Benefits. Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, a copy of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

(b) Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to operate the Plan prudently and in the interest of Participants and beneficiaries. No one, including the Company or any other person, may terminate a Participant’s Employment or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a payment or exercising the Participant’s rights under ERISA.

(c) Enforcement of Rights. If a Participant’s claim for benefits is denied in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant may take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the

Participant up to $110 a day until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court.

(d) Assistance With Questions. If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about the Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration (EBSA) , U.S. Department of Labor listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration (866-444-EBSA(3272)). A Participant may also contact EBSA by email at “askebsa.dol.gov” or through the Web at “www.dol.gov/ebsa.”

8.2 Plan Administration.

Plan Sponsor:	JohnsonDiversey, Inc. 8310 Sixteenth Street Sturtevant, WI 53177 (262) 631-4001

Plan Year:	January 1 through December 31

Company Identification Number:	For reporting Plan information to the IRS, the Company Identification Number is 39-1877511.

Plan Number:	The Plan is a part of the Welfare Benefit Plan for Employees of JohnsonDiversey, Inc. The Plan Number is 514.

Plan Administrator:	JohnsonDiversey, Inc. 8310 Sixteenth Street Sturtevant, WI 53177 (262) 631-4001

Type of Plan:	Welfare plan providing severance pay benefits.

Sources of Contributions and Funding:	The Company provides Severance Benefits from its general assets. Eligible Employees do not contribute to the Plan.

Type of Administration:	The Plan is administered by JohnsonDiversey, Inc.

Agent for Service of Legal Process:	Legal process may be served under the Plan Administrator at the address specified above.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly elected officer this 15th day of December, 2008.

JOHNSONDIVERSEY, INC.

By	/S/ James W. Larson
James W. Larson
Its	Senior Vice President – Human Resources

FINAL 12/15/2010

Resolutions

Authorizing and Approving Specific Actions Involving

the JohnsonDiversey, Inc. Severance Pay Plan

WHEREAS, Diversey, Inc., f/k/a JohnsonDiversey, Inc., (the “Company”) maintains the JohnsonDiversey, Inc. Severance Pay Plan (the “Plan”), a welfare benefit plan providing severance benefits to eligible employees;

WHEREAS, the Plan permits the Company to amend the Plan at any time and from time to time; and

WHEREAS, the Company wishes to amend the Plan to reflect current practices, to reflect the change in the Company’s name from JohnsonDiversey, Inc. to Diversey, Inc. and to change the name of the Plan to the Diversey, Inc. Severance Pay Plan.

NOW, THEREFORE, BE IT RESOLVED, that Amendment No. 1 to the Plan in the form of Exhibit A attached to these Resolutions is hereby adopted effective as of the date specified in the Amendment; and

FURTHER RESOLVED, that the name of the Plan shall be the Diversey, Inc. Severance Pay Plan;

FURTHER RESOLVED, that all references within the Plan to “JohnsonDiversey, Inc.” shall be changed to “Diversey, Inc.”;

FURTHER RESOLVED, the proper officers of the Company are authorized and directed to execute and deliver, on behalf of the Company, the Amendment of the Plan in the form of the attached Exhibit A with such changes as, in the opinion of the officer executing the Amendment, may be necessary or appropriate, such opinion to be conclusively evidenced by such officer’s execution of the Amendment as so changed, and take such further action as may be necessary or appropriate to implement the Amendment to the Plan.

FINAL 12/15/2010

Exhibit A

JOHNSONDIVERSEY, INC. SEVERANCE PAY PLAN

AMENDMENT NO. 1

The JohnsonDiversey, Inc. Severance Pay Plan (the “Plan”) is amended effective as of December 31, 2010 as follows:

1. All references to “JohnsonDiversey, Inc.” within the Plan, including the Plan’s definition of “Company” in section 2.2 shall be changed to “Diversey, Inc.”

2. The name of the Plan, as specified in the introduction and as defined in section 2.8 shall be changed to the Diversey, Inc. Severance Pay Plan.

3. Section 3.3 is amended in its entirety to read as follows:

Section 3.3 Ineligibility for Benefits. Under these guidelines, an Eligible Employee shall not be eligible to receive Severance Benefits pursuant to Article 4 in the event of any of the following:

(a) The Eligible Employee’s termination of Employment prior to the Employee’s Separation Date for any reason, including, but not limited to, resignations and retirements;

(b) The Eligible Employee’s Termination of Employment for Cause;

(c) The Eligible Employee’s acceptance of any offer to continue to be employed in any position with the Company or its Affiliates;

(d) The Eligible Employee’s loss of status as an employee eligible for Severance Benefits under the Plan prior to his or her Separation Date;

(e) The Eligible Employee’s death prior to his or her Separation Date;

(f) The amendment or termination of the Plan with respect to the Eligible Employee;

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(g) The Eligible Employee’s rejection of a Qualifying Offer of Employment; or

(h) The Eligible Employee does not have a signed Restrictive Covenant Agreement in the form provided by the Company in his or her personnel file prior to the date the Eligible Employee might otherwise become a Participant unless the Restrictive Covenant Agreement is timely executed upon the request of the Company under Section 4.9 hereof.

4. The Plan is amended to add a new Section 4.9 as follows:

Section 4.9 Restrictive Covenant Agreement. The Company may require an Eligible Employee to execute or re-execute, as applicable, the Restrictive Covenant Agreement in the form provided by the Company as a condition to receiving benefits.

The Company has caused this Amendment to be executed by a duly elected officer this 15th day of December, 2010.

DIVERSEY, INC.

By:	/s/ Scott D. Russell
Scott D. Russell
Its:	Senior Vice President, General Counsel

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